EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record April Sales of $115.1 Million, an Increase of 17.2%, and
Consolidated Comparable Store Sales Increase of 7.1%
Raises First Quarter EPS Guidance to $0.32 - $0.33

Warrendale, PA, May 5, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended May 1, 2004 increased 17.2% to $115.1 million, compared to $98.2 million for the four-week period ended May 3, 2003. Comparable store sales for the American Eagle Outfitters stores increased 8.3% for the April period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 7.1% for the month compared to the corresponding period ended May 3, 2003.

Total sales for the four-week period ended May 1, 2004 include $5.7 million from the Bluenotes/Thriftys operation, compared to $5.8 million for the corresponding period last year. The 2.1% sales decrease was due primarily to a comparable store sales decrease of 8.5%, partially offset by the strengthening of the Canadian dollar compared to a year ago. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the first quarter ended May 1, 2004 increased 19.9% to $350.0 million, compared to $291.9 million for the corresponding period ended May 3, 2003. Comparable store sales for the American Eagle Outfitters stores increased 9.8% for the first quarter. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 9.3% for the quarter.

Total sales for the first quarter include $17.8 million from the Bluenotes/Thriftys operation, compared to $15.8 million for the corresponding period last year. The 12.7% sales increase was due primarily to the strengthening of the Canadian dollar compared to a year ago, as well as a comparable store sales increase of 2.5%. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Based on strong April sales results and higher merchandise margins, the Company is raising first quarter earnings guidance to a range of $0.32 - $0.33 per share compared to $0.09 per share last year. The Company's previous first quarter earnings guidance was $0.25 - $0.30 per share. Final first quarter results will be reported on Thursday, May 13th. To listen to the Company's conference call, please dial 877-601-0864 at least ten minutes before 9:00 a.m. EST on May 13th.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 745 AE stores in 49 states, the District of Columbia and Puerto Rico, 64 AE stores in Canada, and 108 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our first quarter financial expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857